Exhibit 10.1
Allegro MicroSystems, Inc.
955 Perimeter Road
Manchester, New Hampshire 03103

February 16, 2023

Thomas C. Teebagy, Jr.

Re: Retirement Separation Letter Agreement

Dear Tom:

Allegro MicroSystems, Inc., (the “Company”) is most grateful for your dedication, commitment, and significant contributions to the Company. The Company has a strong desire to support you as you plan for your retirement, and we appreciate your willingness to ensure a smooth transition of your current responsibilities and appropriate succession planning.

As you have informed us, the date of your retirement will be Friday, June 2, 2023, or such earlier date as may be agreed to by you and the Company (the “Retirement Date”). You will remain full time through your retirement date, with flexibility to work from another work location at your discretion, provided you attend critical onsite management meetings, as required and agreed upon between the two of us.

The purpose of this letter agreement (the “Letter”) is to memorialize our joint understanding regarding your retirement and to summarize the payments that you will be entitled to in connection therewith (the “Retirement Payments”). Please note that all Retirement Payments are subject to your compliance with the terms outlined herein, your continued employment until your Retirement Date and cooperating in good faith with the Company, and your continued employment is subject to your compliance with all of the Company’s policies and procedures.

Retirement; Accrued Obligations

You and the Company agree that you will retire on the Retirement Date. Promptly following the Retirement Date, the Company will pay to you: (i) all accrued salary, less applicable federal, state, and local tax withholdings and deductions, (ii) all accrued, unused vacation through the Retirement Date, and (iii) any unreimbursed business expenses incurred by you prior to the Retirement Date, in accordance with the Company’s expense reimbursement policy.

You will also be entitled to receive your FY23 Annual Incentive Plan (AIP) award, based on the actual AIP earnout calculations, to be paid at the end of the fiscal year when the AIP awards are calculated and paid. You will not be eligible for any FY24 AIP award.

Retirement Payments

Subject to your execution and non-revocation of a release of claims in a form determined by the Company (the “Release”), you will also receive retirement benefits, including: (i) the Health Premium Payment, as outlined and defined below, (ii) a New RSU Award, as outlined and defined below, and (iii) a cash-based retention award.

Exhibit 10.1
Health Premium Payment. For the twelve-month period beginning on your Retirement Date, you will be eligible to continue to participate in the Company’s medical, dental and/or vision coverage at the same rates as active employees consistent with your benefit elections in place on your Retirement Date (the “Health Premium Payment”). The Health Premium Payment will run concurrently with COBRA, and, after the twelve (12) months, you will be eligible to elect COBRA for the remaining COBRA period and, at that time, you will be responsible for the full cost of COBRA.

Existing Equity. You and the Company acknowledge and agree that as of the Retirement Date, you will hold unvested performance-based restricted stock units (“PSUs”), and unvested time-based restricted stock units (“RSUs”) under the Company’s 2020 Omnibus Incentive Compensation Plan (“Plan”). The RSUs and PSUs will vest in accordance with the terms of the specific grant agreements under the Plan (the “Award Agreements”). Any RSUs and PSUs that vest on or prior to the Retirement Date will be distributed to you in accordance with the applicable termination provisions set forth in your respective Award Agreements. All RSUs and PSUs which are unvested as of the Retirement Date and as to which no portion of such PSU or RSUs vests pursuant to the applicable Award Agreement will be forfeited and cancelled without consideration therefor as of the Retirement Date (the “Forfeited Awards”). For the avoidance of doubt, the Forfeited Awards shall not include any PSUs or RSUs granted to you in May 2022.

New RSU Award. In addition, the Company will grant to you a one-time special RSU award (the “New RSU Award”), equal to a prorated portion of your Forfeited Awards, with the prorated amount calculated through the one-year anniversary of your Retirement Date (i.e., June 2, 2024) as if the Forfeited Awards had vested pro-rata through such date. With respect to determining the amount of the pro-rated PSUs, the value of the award shall be determined using performance equal to the greater of an award’s: (i) target, or (ii) the prior quarter end performance estimate (as presented to the Compensation Committee) as of your Retirement Date.

The New RSU Award will contain restrictive covenants consistent with the Company’s standard employee grant agreements and will provide that the New RSU Award will vest in full on your Retirement Date, subject to your: (i) execution on the Retirement Date and non-revocation of the Release, (ii) continued compliance with the restrictive covenants described in the New RSU Award, (iii) compliance with the terms and conditions of this Letter, and (iv) cooperating in good faith with the Company throughout the remainder of your employment through your Retirement Date and for a period of six (6) months after the Retirement Date (the “Severance Conditions”). Notwithstanding the foregoing, the New RSU Award will also be subject to formal approval and grant by the Compensation Committee.

Retention Award. In addition, you will receive a special one-time cash-based retention award in the amount of $415,000 if you remain employed with the Company through your Retirement Date. This special award will be paid to you at the time of your retirement, as soon as administratively possible, but no later than thirty (30) days after your Retirement Date.

Please contact Joanne Valente if you have any further questions regarding this Letter.

Exhibit 10.1
We again thank you for your contributions to the Company and look forward to a smooth transition over the coming months.

Sincerely,

/s/ Vineet Nargolwala__________________
Vineet Nargolwala
President and Chief Executive Officer
Allegro MicroSystems, Inc.

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Exhibit 10.1
This Letter is hereby acknowledged and agreed as of February 16, 2023:

/s/ Thomas C. Teebagy Jr._____________
Thomas C. Teebagy, Jr.

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